Filed pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated January 4, 2022 to Prospectus dated November 6, 2020
Registration No. 333-249918

AMERICAN ELECTRIC POWER COMPANY, INC.
FINAL TERM SHEET

January 4, 2022

Issuer:	American Electric Power Company, Inc.

Title:	2.031% Junior Subordinated Debentures due 2024*

Principal Amount:	$805,000,000

Expected Ratings (Moody’s/S&P/Fitch):**	Baa3 (stable outlook) / BBB+ (negative outlook) / BBB- (stable outlook)

Trade Date:	January 4, 2022

Settlement Date:	January 6, 2022

Final Maturity Date:	March 15, 2024

Interest Payment Dates:	March 15 and September 15

First Interest Payment Date:	March 15, 2022, which payment will include interest accrued at an annual rate of 2.031% from, and including, January 6, 2022 to, but excluding, March 15, 2022.

Redemption:	The Debentures are not subject to redemption prior to maturity at the issuer’s option.

Benchmark Treasury:	0.750% due December 31, 2023

Benchmark Treasury Yield:	0.764%

Benchmark Treasury Price:	99-31 1/8

Spread to Benchmark Treasury:	+85 bps

Reoffer Yield:	1.614%

Coupon:	2.031%

Price to Public:	100.895%

Remarketing Fee:	0.25%

CUSIP/ISIN:	025537 AK7/US025537AK70

Remarketing Agents:	Barclays Capital Inc. Wells Fargo Securities, LLC

*Note: This communication relates to the remarketing of the issuer’s 3.40% Junior Subordinated Debentures due 2024. Following the remarketing, the notes will be redesignated as the 2.031% Junior Subordinated Debentures due 2024.
**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated January 4, 2022, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any remarketing agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at 1 (888) 603-5847 or Wells Fargo Securities, LLC at 1 (800) 645-3751.